Exhibit 10.1
UNITED STATES OF AMERICA
BEFORE THE
BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM
WASHINGTON, D.C.
STATE OF NEVADA
FINANCIAL INSTITUTIONS DIVISION
LAS VEGAS, NEVADA

Written Agreement by and among	Docket Nos. 09-053-WA/RB-HC 09-053-WA/RB-SM
COMMUNITY BANCORP
Las Vegas, Nevada
COMMUNITY BANK OF NEVADA
Las Vegas, Nevada
FEDERAL RESERVE BANK OF SAN FRANCISCO
San Francisco, California
and
NEVADA FINANCIAL INSTITUTIONS DIVISION
Las Vegas, Nevada
WHEREAS, in recognition of their common goal to maintain the financial soundness of Community Bancorp, Las Vegas, Nevada (“Bancorp”), a registered bank holding company, and its subsidiary bank, Community Bank of Nevada, Las Vegas, Nevada (the “Bank”), a state chartered bank that is a member of the Federal Reserve System, Bancorp, the Bank, the Federal Reserve Bank of San Francisco (the “Reserve Bank”), and the State of Nevada, Financial Institutions Division (the “Division”) have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on May 21, 2009, the boards of directors of Bancorp and the Bank, at a duly constituted joint meeting, adopted a resolution authorizing and directing Mr. Edward M . Jamison, Chairman, President and Chief Executive Officer, to enter into this Agreement on behalf of Bancorp and the Bank, and consenting to compliance with each and every applicable provision of this Agreement, by Bancorp, the Bank, and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).
NOW, THEREFORE, Bancorp, the Bank, the Reserve Bank, and the Division agree as follows:
Board Oversight
1. Within 60 days of this Agreement, the board of directors of the Bank shall submit to the Reserve Bank and the Division a written plan to strengthen board oversight of the management and operations of the Bank. The plan shall, at a minimum, address, consider, and include:
(a) The actions that the board of directors will take to improve the Bank’s condition and maintain effective control over, and supervision of, the Bank’s major operations and activities, including but not limited to, the Bank’s credit risk management practices, the adequacy of loan loss reserves, liquidity policies and planning, and capital;
(b) a description of the information and reports that will be regularly reviewed by the board of directors in its oversight of the operations and management of the Bank, including information on the Bank’s adversely classified assets, concentrations of credits, allowance for loan and lease losses (“ALLL”), capital, liquidity, and earnings; and
(c) the establishment of written procedures to ensure corrective actions are promptly taken to address regulatory findings.

Credit Risk Management
2. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Division an acceptable written plan to strengthen the Bank’s credit risk management practices that shall, at a minimum, address, consider, and include policies and procedures:
(a) To identify, limit, and manage concentrations of credit that are consistent with the Interagency Guidance on Concentrations in Commercial Real Estate Lending, Sound Risk Management Practices, dated December 12, 2006 (SR 07-1);
(b) to periodically review and revise risk exposure limits to address changes in market conditions and strategies to minimize credit losses;
(c) for timely and accurate identification and quantification of credit risk within the loan portfolio;
(d) to enhance stress testing of loan and portfolio segments; and
(e) to enhance management’s monitoring and controlling of problem assets.
Loan Review Program
3. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Division an acceptable written plan to strengthen the Bank’s loan review program that shall, at a minimum, address, consider, and include:
(a) Loan grading standards and criteria for assessing the credit quality of the loans;
(b) loan grading descriptions and a scale that adequately identifies the degree of risk in the loans;

(c) controls to ensure consistent application of loan grading standards and criteria to the loan portfolio;
(d) policies and procedures regarding the scope and frequency of the loan review;
(e) a process to review and document the accrual status of loans in the loan portfolio; and
(f) quarterly written reports to the Bank’s board of directors that accurately identifies loans that are not in conformance with the Bank’s loan policy, the status of loans that are adversely graded, and the prospects for full collection or strengthening of the quality of adversely graded loans.
Asset Improvement
4. (a) The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, who is obligated to the Bank in any manner on any extension of credit or portion thereof that has been charged off by the Bank or classified, in whole or in part, “loss” in the report of examination of the Bank that was conducted by the Reserve Bank and the Division and conveyed to Bancorp and the Bank on March 13, 2009 (“Report of Examination”) or in any subsequent report of examination, as long as such credit remains uncollected.

(b) The Bank shall not, directly or indirectly, extend or renew any credit to or for the benefit of any borrower, including any related interest of the borrower, whose extension of credit has been classified “doubtful” or “substandard” in the Report of Examination or in any subsequent report of examination, without the prior approval of the board of directors. The board of directors shall document in writing the reasons for the extension of credit or renewal, specifically certifying that: (i) the extension of credit is necessary to protect the Bank’s interest in the ultimate collection of the credit already granted or (ii) the extension of credit is in full compliance with the Bank’s written loan policy, is adequately secured, and a thorough credit analysis has been performed indicating that the extension or renewal is reasonable and justified, all necessary loan documentation has been properly and accurately prepared and filed, the extension of credit will not impair the Bank’s interest in obtaining repayment of the already outstanding credit, and the board of directors reasonably believes that the extension of credit or renewal will be repaid according to its terms. The written certification shall be made a part of the minutes of the board of directors meetings, and a copy of the signed certification, together with the credit analysis and related information that was used in the determination, shall be retained by the Bank in the borrower’s credit file for subsequent supervisory review. For purposes of this Agreement, the term “related interest” is defined as set forth in section 215.2(n) of Regulation O of the Board of Governors of the Federal Reserve System (“Board of Governors”)(12 C.F.R. § 215.2(n)).
5. (a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Division an acceptable written plan designed to improve the Bank’s position through repayment, amortization, liquidation, additional collateral, or other means on each loan or other asset in excess of $1 million, including other real estate owned (“OREO”), that (i) is past due as to principal or interest more than 90 days as of the date of this Agreement; (ii) is on the Bank’s problem loan list; or (iii) was adversely classified in the Report of Examination.
(b) Within 30 days of the date that any additional loan or other asset in excess of $1 million, including OREO, becomes past due as to principal or interest for more than 90 days, is on the Bank’s problem loan list, or is adversely classified in any subsequent report of examination of the Bank, the Bank shall submit to the Reserve Bank and the Division an acceptable written plan to improve the Bank’s position on such loan or asset.

(c) Within 30 days after the end of each calendar quarter thereafter, the Bank shall submit a written progress report to the Reserve Bank and the Division to update each asset improvement plan, which shall include, at a minimum, the carrying value of the loan or other asset and changes in the nature and value of supporting collateral, along with a copy of the Bank’s current problem loan list, extension report, and past due/non-accrual report.
Allowance for Loan and Lease Losses
6. (a) Within 10 days of this Agreement, the Bank shall eliminate from its books, by charge-off or collection, all assets or portions of assets classified “loss” in the Report of Examination that have not been previously collected in full or charged off. Thereafter the Bank shall, within 30 days from the receipt of any federal or state report of examination, charge off all assets classified “loss” unless otherwise approved in writing by the Reserve Bank and the Division.
(b) Within 60 days of this Agreement, the Bank shall review and revise its ALLL methodology consistent with relevant supervisory guidance, including the Interagency Policy Statements on the Allowance for Loan and Lease Losses, dated July 2, 2001 and December 13, 2006, and the findings and recommendations regarding the ALLL set forth in the Report of Examination, and submit a description of the revised methodology to the Reserve Bank and the Division. The revised ALLL methodology shall be designed to maintain an adequate ALLL and shall address, consider, and include, at a minimum, the reliability of the Bank’s loan grading system, the volume of criticized loans, concentrations of credit, the current level of past due and nonperforming loans, past loan loss experience, evaluation of probable losses in the Bank’s loan portfolio, including adversely classified loans, and the impact of market conditions on loan and collateral valuations and collectibility.

(c) Within 60 days of this Agreement, the Bank shall adopt an acceptable written program for the maintenance of an adequate ALLL . The program shall include policies and procedures to ensure adherence to the revised ALLL methodology and provide for periodic reviews and updates to the ALLL methodology, as appropriate. The program shall also provide for a review of the ALLL by the board of directors on at least a quarterly calendar basis. Any deficiency found in the ALLL shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions. The board of directors shall maintain written documentation of its review, including the factors considered and conclusions reached by the Bank in determining the adequacy of the ALLL . During the term of this Agreement, the Bank shall submit to the Reserve Bank and the Division, within 30 days after the end of each calendar quarter, a written report regarding the board of directors’ quarterly review of the ALLL and a description of any changes to the methodology used in determining the amount of ALLL for that quarter.
Capital Plan
7. Within 60 days of this Agreement, Bancorp shall submit to the Reserve Bank and the Division an acceptable joint written plan to maintain sufficient capital at Bancorp on a consolidated basis, and the Bank as a separate legal entity on a stand-alone basis. The plan shall, at a minimum, address, consider, and include:
(a) Bancorp’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for Bank Holding Companies: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and D of Regulation Y of the Board of Governors (12 C.F.R. Part 225, App. A and D);

(b) the Bank’s current and future capital requirements, including compliance with the Capital Adequacy Guidelines for State Member Banks: Risk-Based Measure and Tier 1 Leverage Measure, Appendices A and B of Regulation H of the Board of Governors (12 C.F.R. Part 208, App. A and B);
(c) the adequacy of the Bank’s capital, taking into account the volume of classified credits, concentrations of credit, ALLL , current and projected asset growth, and projected retained earnings;
(d) the source and timing of additional funds to fulfill Bancorp’s and the Bank’s future capital requirements;
(e) the requirements of section 225.4(a) of Regulation Y of the Board of Governors (12 C.F.R. § 225.4(a)) that Bancorp serve as a source of strength to the Bank; and
(f) procedures for Bancorp and the Bank to notify the Reserve Bank and the Division, in writing, no more than 30 days after the end of any quarter in which any of Bancorp’s consolidated capital ratios or the Bank’s capital ratios (total risk-based, Tier 1, or leverage) fall below the appropriate plan’s minimum ratios and to submit to the Reserve Bank and the Division an acceptable written plan that details the steps Bancorp or the Bank, as appropriate, will take to increase Bancorp’s or the Bank’s capital ratios to or above the respective plan’s minimum within 30 days of such calendar quarter-end date.

Strategic Plan and Budget
8. (a) Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Division a strategic plan to improve the Bank’s earnings and overall condition and a budget for 2009 that shall, at a minimum, shall provide for or describe:
(i)	goals and strategies for improving the Bank’s earnings;

(ii)	the responsibilities of the board of directors regarding the definition, approval, implementation, and monitoring of the strategic plan and budget;

(iii)	an identification of the major areas in, and means by which the board of directors and management shall seek to improve the Bank’s earnings and operating performance;

(iv)	identification of risks associated with CRE concentrations, including steps to control and mitigate such risks; and

(v)	a realistic and comprehensive budget for calendar year 2009, that includes the operating assumptions that form the basis for, and adequately support, major projected income, expense, and balance sheet components.
(b) A strategic plan and budget for each calendar year subsequent to 2009 shall be submitted to the Reserve Bank and the Division at least 30 days prior to the beginning of that calendar year.
Liquidity Management
9. Within 60 days of this Agreement, the Bank shall submit to the Reserve Bank and the Division acceptable revised written policies and procedures designed to improve management of the Bank’s liquidity position and funds management practices. The plan shall, at a minimum, address, consider, and include:
(a) Measures to enhance the monitoring and reporting of the Bank’s liquidity position and funding mismatches;

(b) additional tools to measure and estimate liquidity needs on an ongoing basis;
(c) revision of limits identified in the liquidity policy; and
(d) specific liquidity targets and parameters and the maintenance of sufficient liquidity to meet contractual obligations and unanticipated demands.
10. Within 60 days of this Agreement, the Bank shall revise and submit to the Reserve Bank and the Division an acceptable written contingency funding plan that, at a minimum, identifies available sources of liquidity and includes adverse scenario planning.
Brokered Deposits
11. The Bank shall not increase the amount of brokered deposits above the amount outstanding as of the effective date of this Agreement.
12. Within 30 days of this Agreement, the Bank shall submit to the Reserve Bank and the Division a written plan for reducing the Bank’s reliance on brokered deposits and other wholesale funding sources. The plan shall include details as to the current composition of brokered deposits by maturity and explain the means by which such deposits will be paid or rolled over. On the tenth day of each month, the Bank shall provide a written progress report to Reserve Bank and Division detailing the level, source, and use of the brokered deposits with specific reference to progress under the Bank’s plan. For purposes of this Agreement, brokered deposits are defined in Section 337.6 (a)(2) of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. § 337.6 (a)(2)) to include any deposits funded by third party agents or nominees for depositors, including deposits managed by a trustee or custodian when each individual beneficial interest is entitled to or asserts a right to federal deposit insurance.

Dividends
13. (a) Bancorp and the Bank shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”), and, as to the Bank, the Division.
(b) Bancorp shall not take any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.
(c) Bancorp and its nonbank subsidiary shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.
(d) All requests for prior approval shall be received at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information, as appropriate, on Bancorp’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings and ALLL needs; and identification of the sources of funds for the proposed payment or distribution. Bancorp and the Bank, as appropriate, must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption
14. (a) Bancorp shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.
(b) Bancorp shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.
Regulatory Reports
15. Bancorp and the Bank shall immediately take steps to ensure that all required regulatory reports and notices filed with the Federal Reserve and the FFIEC accurately reflect Bancorp’s and the Bank’s financial condition and are filed in accordance with the applicable instructions for preparation.
Compliance with Laws and Regulations
16. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, the Bank shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq).
(b) Bancorp and the Bank shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the Federal Deposit Insurance Corporation’s regulations (12 C.F.R. Part 359).
Approval and Implementation of Plans, Policies, Procedures, and Program
17. (a) The Bank and Bancorp shall submit written plans, policies, procedures, and a program that are acceptable to the Reserve Bank, and as applicable, the Division, within the time periods set forth in paragraphs 1, 2, 3, 5, 6(c), 7, 9 and 10 of this Agreement.

(b) Within 10 days of approval by the Reserve Bank and the Division, the Bank and Bancorp, as applicable, shall adopt the approved plans, policies, procedures, and program. Upon adoption, the Bank shall implement the approved plans, policies, procedures, and program and thereafter fully comply with them.
(c) During the term of this Agreement, the approved plans, policies, procedures, and program shall not be amended or rescinded without the prior written approval of the Reserve Bank and the Division.
Communications
18. All communications regarding this Agreement shall be sent to:

(a)	Mr. Kevin Zerbe Vice President Federal Reserve Bank of San Francisco 101 Market Street San Francisco, California 94105

(b)	Mr. George Burns Commissioner State of Nevada Financial Institutions Division 2785 E. Desert Inn, Suite 180 Las Vegas, Nevada 89121

(c)	Mr. Edward M . Jamison President, Chief Executive Officer Community Bancorp and Community Bank of Nevada 400 S. 4th Street, Suite 215 Las Vegas, Nevada 89101
Progress Reports
19. Within 30 days after the end of each calendar quarter following the date of this Agreement, the boards of directors of Bancorp and the Bank shall furnish to the Reserve Bank and the Division written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof. The Reserve Bank and the Division may, in writing, modify the reporting schedule or discontinue the requirement for progress reports.

Miscellaneous
20. Notwithstanding any provision of this Agreement, the Reserve Bank and the Division may, in their sole discretion, grant written extensions of time to Bancorp and the Bank to comply with any provision of this Agreement.
21. The provisions of this Agreement shall be binding upon Bancorp, the Bank, and their institution-affiliated parties, in their capacities as such, and their successors and assigns.
22. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank and the Division, as applicable.
23. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, the Division, or any other federal or state agency from taking any other action affecting Bancorp or the Bank or any of its current or former institution-affiliated parties and their successors and assigns.
24. Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818) and by the Division pursuant to Section NRS 658.115.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 21st day of May, 2009.

COMMUNITY BANCORP COMMUNITY BANK OF NEVADA		FEDERAL RESERVE BANK OF SAN FRANCISCO

By:	/s/ Edward M. Jamison Edward M. Jamison	By:	/s/ David Reiser David Reiser
	Chairman, President and Chief Executive Officer		Examining Officer

THE STATE OF NEVADA Financial Institutions Division

		By:	/s/ George Burns George Burns Commissioner

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